EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2022 Financial Results
•Net sales of $367 million
•Net loss per diluted share of $0.41
•Cash, restricted cash, and marketable securities of $1.6 billion
•YTD net bookings of 16.7 GWDC; 11.9 GWDC since prior earnings call
•Record expected module shipment backlog of over 35 GWDC
•Reiterated full year 2022 guidance

TEMPE, Ariz., April 28, 2022 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter ended March 31, 2022.

Net sales for the first quarter were $367 million, a decrease of $540 million from the prior quarter, primarily due to a decrease in module sold volume, a decrease in the module average selling price, and lower project revenue in Japan.

The Company reported a first quarter loss per share of $0.41, compared to earnings per diluted share of $1.23 in the fourth quarter of 2021.

Cash, restricted cash, and marketable securities at the end of the first quarter decreased to $1.6 billion from $1.8 billion at the end of the prior quarter. The decrease was primarily a result of capital expenditures related to expansion in India and Ohio and operating expenses.

“We are encouraged by our strong bookings progress, as we booked 11.9 GWDC in less than 60 days since the prior earnings call, bringing our year-to-date bookings total to 16.7 GWDC, further setting ourselves up for 2023 and beyond,” said Mark Widmar, CEO of First Solar. “Our agile approach to contracting continues to attract customers looking for long-term certainty and value.”

2022 guidance remains unchanged. The complete 2022 guidance is as follows:

	Prior	Current
Net Sales	$2.4B to $2.6B	Unchanged
Gross Margin (1)	$155M to $215M	Unchanged
Operating Expenses (2)	$365M to $380M	Unchanged
Operating Income (3)(4)	$55M to $150M	Unchanged
Earnings per Diluted Share	$0.00 to $0.60	Unchanged
Net Cash Balance (5)	$1.1B to $1.35B	Unchanged
Capital Expenditures	$850M to $1.1B	Unchanged
Shipments	8.9GW to 9.4GW	Unchanged
——————————
(1)Includes $10 million to $15 million of underutilization losses
(2)Includes $85 million to $90 million of production start-up expense
(3)Includes $95 million to $105 million of production start-up expense and underutilization losses

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(4)Includes $270 million to $290 million pre-tax gain related to the potential sale of the Japan project development and O&M platform
(5)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2022

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s first quarter 2022 financial results, 2022 guidance, and financial outlook.

Conference Call Details

First Solar has scheduled a conference call for today, April 28, 2022 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com. An audio replay of the conference call will be available through Tuesday, May 12, 2022 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay passcode 9984077. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the company’s advanced thin film photovoltaic (PV) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: demand for our technology; our expected module shipment backlog; the progression of our Japan project development and O&M platform sale discussions; our financial guidance for 2022, net sales, gross margin, operating expenses, operating income, earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2022; our ability to attract customers looking for long term certainty and value. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to execute on our long-term strategic plans;

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the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; supply chain disruption, including the availability of shipping containers, port congestion, canceled shipments by logistic providers, and the cost of fuel, all of which may be exacerbated by the COVID-19 pandemic and the Russia-Ukraine conflict; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,326,363	$1,450,654
Marketable securities	223,091	375,389
Accounts receivable trade, net	293,357	429,436
Accounts receivable unbilled, net	28,764	25,273
Inventories	840,750	666,299
Other current assets	282,668	244,192
Total current assets	2,994,993	3,191,243
Property, plant and equipment, net	2,785,824	2,649,587
PV solar power systems, net	214,386	217,293
Project assets	391,774	315,488
Deferred tax assets, net	61,794	59,162
Restricted marketable securities	220,167	244,726
Goodwill	14,462	14,462
Intangible assets, net	42,769	45,509
Inventories	237,854	237,512
Other assets	435,202	438,764
Total assets	$7,399,225	$7,413,746
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$146,233	$193,374
Income taxes payable	4,759	4,543
Accrued expenses	334,975	288,450
Current portion of long-term debt	4,701	3,896
Deferred revenue	218,923	201,868
Other current liabilities	25,399	34,747
Total current liabilities	734,990	726,878
Accrued solar module collection and recycling liability	137,455	139,145
Long-term debt	247,354	236,005
Other liabilities	404,251	352,167
Total liabilities	1,524,050	1,454,195
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,583,300 and 106,332,315 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	107	106
Additional paid-in capital	2,863,318	2,871,352
Accumulated earnings	3,141,200	3,184,455
Accumulated other comprehensive loss	(129,450)	(96,362)
Total stockholders’ equity	5,875,175	5,959,551
Total liabilities and stockholders’ equity	$7,399,225	$7,413,746

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net sales	$367,040	$907,319	$803,374
Cost of sales	355,577	660,830	618,607
Gross profit	11,463	246,489	184,767
Operating expenses:
Selling, general and administrative	36,728	38,411	52,087
Research and development	27,108	29,881	19,873
Production start-up	7,338	5,038	11,354
Total operating expenses	71,174	73,330	83,314
Gain on sales of businesses, net	1,907	—	150,895
Operating (loss) income	(57,804)	173,159	252,348
Foreign currency loss, net	(4,198)	(3,362)	(2,595)
Interest income	2,325	2,183	956
Interest expense, net	(2,865)	(2,530)	(2,996)
Other (expense) income, net	(212)	(2,284)	8,448
(Loss) income before taxes	(62,754)	167,166	256,161
Income tax benefit (expense)	19,499	(35,796)	(46,490)
Net (loss) income	$(43,255)	$131,370	$209,671

Net (loss) income per share:
Basic	$(0.41)	$1.24	$1.98
Diluted	$(0.41)	$1.23	$1.96
Weighted-average number of shares used in per share calculations:
Basic	106,412	106,327	106,088
Diluted	106,412	107,007	106,890

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